Exhibit 3.1
CERTIFICATE OF AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION
OF
THE TORO COMPANY

The Toro Company (hereinafter called the “corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The present name of the corporation is The Toro Company, which is the name under which the corporation was originally incorporated, and the date of filing the original Certificate of Incorporation of the corporation with the Secretary of State of the State of Delaware was November 7, 1983.

SECOND: This Certificate of Amendment to Restated Certificate of Incorporation was duly adopted by the Board of Directors and the stockholders of the corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.

THIRD: The text of the first paragraph to Article IV of the Restated Certificate of Incorporation of the corporation is hereby amended to read in its entirety as follows:

ARTICLE IV.

The corporation shall be authorized to issue three classes of shares of capital stock to be designated, respectively, “Common Stock”, “Voting Preferred Stock” and “Non-Voting Preferred Stock.” The total number of shares of capital stock which the corporation shall have authority to issue is one hundred seventy-six million eight hundred fifty thousand (176,850,000); the total number of shares of Common Stock shall be one hundred seventy-five million (175,000,000), and each such share shall have a par value of $0.01; the total number of shares of Voting Preferred Stock shall be one million (1,000,000), and each such share shall have a par value of $0.01; and the total number of shares of Non-Voting Preferred Stock shall be eight hundred fifty thousand (850,000), and each such share shall have a par value of $0.01.

FOURTH: The text of Section 1 of Article X of the Restated Certificate of Incorporation of the corporation is hereby amended to read in its entirety as follows:

ARTICLE X.

Section 1. Elimination of Certain Liability of Directors and Officers.

Neither a director nor an officer of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (A) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional

Exhibit 3.1
misconduct or a knowing violation of law, (C) with respect to a director, under Section 174 of the Delaware General Corporation Law, (D) for any transaction from which the director derived an improper personal benefit. or (E) with respect to an officer, in any action by or in the right of the corporation. For purposes of this Section 1 only, “officer” shall have the meaning determined in accordance with Section 102(b)(7) of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to Restated Certificate of Incorporation to be executed this 17th day of March, 2026.

THE TORO COMPANY

/s/ Joanna M. Totsky
Joanna M. Totsky Vice President, Secretary and General Counsel